Exhibit (5)(e)

TERMINATION AGREEMENT

     THIS AGREEMENT made as of this 1st day of January, 2009 by and among the College Retirement Equities Fund (“CREF”), a registered investment company and TIAA-CREF Individual & Institutional Services, LLC (“Services”), a Delaware limited liability company.

     WHEREAS, the parties desire to enter into a distribution only relationship to replace and supersede the Distribution and Administrative Services Agreement by and between CREF and Services, dated December 17, 1991 as amended from time to time (the “DAS Agreement”);

     WHEREAS, the parties desire to effect such termination immediately and to settle accounts under the DAS Agreement over the course of the first quarter of 2009;

     WHEREAS, the parties desire to continue to maintain all books and records required to meet their applicable regulatory requirements regarding matters covered by the DAS Agreement;

     THEREFORE, IT IS AGREED, that pursuant to Section 11(c) of the DAS Agreement, CREF and Services hereby terminate the DAS Agreement effective immediately, except for the obligation to settle accounts pursuant to Section 5 of the DAS Agreement and with regard to the matters covered by Sections 6(b) and 7 of the DAS Agreement.

     Furthermore, CREF and Services agree to continue to maintain the books and records contemplated by Section 2 of the DAS Agreement as if the DAS Agreement continues to remain in effect in order to meet their applicable regulatory requirements regarding matters covered by the DAS Agreement.

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      IN WITNESS WHEREOF, CREF and Services have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers on the day and year first above written.

COLLEGE RETIREMENT EQUITIES FUND

By:	/s/ Roger W. Ferguson, Jr.	Attest:	/s/ Stewart P. Greene

Name:	Roger W. Ferguson, Jr.	Name:	Stewart P. Greene
Title:	President & CEO	Title:	Assistant Secretary

TIAA-CREF INDIVIDUAL & INSTITUTIONAL SERVICES, LLC

By:	/s/ Maliz E. Beams	Attest:	/s/ Marjorie Pierre-Merritt
Name:	Maliz E. Beams
Title:	President	Name:	Marjorie Pierre-Merritt
		Title:	Secretary

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